Exhibit 5.1(e)

November 16, 2009

Belo Corp.

P.O. Box 655237

Dallas, Texas 75265-5237

Re:	KMSB-TV, Inc.

Ladies and Gentlemen:

We have acted as special counsel to KMSB-TV, Inc., an Arizona corporation (the “Guarantor”), in connection with the Transaction Documents (as defined below)

A. Documents and Matters Examined

In connection with this opinion letter, we have examined originals or copies of such documents, records, certificates of public officials and certificates of officers and representatives of the Guarantor as we have considered necessary to provide a basis for the opinions expressed herein, including the following:

A-1	an Indenture (the “Base Indenture”), dated as of June 1, 1997, between Belo Corp., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as successor trustee to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank (the “Trustee”);

A-2	an Underwriting Agreement (the “Underwriting Agreement”), dated November 10, 2009, by and among the Company, the several underwriters listed in Schedule 1 thereto (the “Underwriters”), the Guarantor and the other guarantors listed in Schedule 2 thereto (the “Additional Guarantors”);

A-3	a Supplemental Indenture, dated as of November 16, 2009 (the “Supplemental Indenture”), among the Company, the Trustee, the Guarantor and the Additional Guarantors who are parties thereto.

Belo Corp.

November 16, 2009

A-4	Articles of Incorporation of Mountain States Broadcasting, Inc., bearing the file stamp of the Arizona Corporation Commission indicating that they were filed on April 20, 1987 (the “Original Articles”);

A-5	Articles of Amendment of Articles of Incorporation of Mountain States Broadcasting, Inc., bearing the file stamp of the Arizona Corporation Commission indicating that they were filed on November 5, 1992 (the “First Amendment”);

A-6	Articles of Amendment of Articles of Incorporation of Mountain States Broadcasting, Inc., changing the name of Mountain States Broadcasting, Inc., to KMSB-TV, Inc., bearing the file stamp of the Arizona Corporation Commission indicating they were filed on March 19, 1997 (collectively, with the Original Articles and the First Amendment, the “Articles of Incorporation”);

A-7	Bylaws of Mountain States Broadcasting, Inc. (the “Bylaws”);

A-8	Certificate of Good Standing issued by the Arizona Corporation Commission with respect to the Guarantor, dated November 11, 2009 (the “Certificate”);

A-9	Unanimous Written Consent of the Board of Directors in Lieu of Special Meeting of the Guarantor, dated September 11, 2009;

A-10	Secretary’s and Assistant Secretary’s Certificate of the Company, dated November 16, 2009; and

A-11	Incumbency Certificate of the Company, dated November 16, 2009.

The documents listed in A-2 and A-3 are together referred to herein as the “Transaction Documents.”

As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), (b) information provided in certificates of officers/representatives of the Guarantor, and (c) the representations and warranties of the Guarantor in the Transaction Documents. We have not independently verified the facts so relied on. Any capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Underwriting Agreement.

Belo Corp.

November 16, 2009

B. Assumptions

We have relied, without investigation, on the following assumptions:

B-1 Original documents reviewed by us are authentic, copies of original documents reviewed by us conform to the originals and all signatures on executed documents are genuine.

B-2 All individuals have sufficient legal capacity to perform their functions with respect to the Transaction Documents and the transaction contemplated by the Transaction Documents (the “Transaction”).

B-3 No action has been taken that would cause the dissolution or the termination of the Guarantor, and the Guarantor has paid all franchise taxes, income taxes, fines, jeopardy or fraud assessments and interest due from it and payable to the State of Arizona.

B-4 The documents listed in A-4 through A-11 above are genuine, complete and accurate as of the date hereof, are fully and duly binding upon all parties thereto and have not been amended except as set forth herein, and the facts set forth therein are true as of the date thereof and hereof.

B-5 No other lawyer representing any party to the Transaction Documents has expressed to you any opinion with regard to the laws of the State of Arizona that is contrary to any of the opinions set forth herein.

B-6 The only activity engaged in by the Guarantor is the operation of a television station in the State of Arizona.

B-7 The Guarantor’s ownership of its properties and assets and the Guarantor’s conduct of its business and activities do not violate any applicable provision of the laws of the State of Arizona.

B-8 No articles of merger or articles of consolidation for the Guarantor have been filed with the Arizona Corporation Commission.

B-9 The Articles of Incorporation have been published, as required by A.R.S. § 10-203(D), and an affidavit of publication with respect to the same was timely filed with the Arizona Corporation Commission as required by the laws of the State of Arizona in effect at the time of publication.

Belo Corp.

November 16, 2009

This letter incorporates by reference, and is to be interpreted in accordance with, the First Amended and Restated Report of the State Bar of Arizona Business Law Section Committee on Rendering Legal Opinions in Business Transactions, dated October 20, 2004.

C. Opinions

Based on the foregoing and subject to the qualifications and exclusions stated below, we express the following opinions:

C-1 The Guarantor is a corporation validly existing and, based solely on the Certificate, according to the records of the Arizona Corporation Commission, as of the date set forth in the Certificate, (i) the Guarantor has not been administratively dissolved for failure to comply with the provisions of the Arizona Business Corporation Act, (ii) the Guarantor’s most recent annual report, subject to the provisions of the Arizona Revised Statutes, sections 10-122, 10-123, 10-125 and 10-1622, has been delivered to the Arizona Corporation Commission for filing, and (iii) the Guarantor has not filed Articles of Dissolution.

C-2 The Guarantor (i) has the corporate power to execute and deliver the Transaction Documents and to consummate the Transaction, and (ii) has taken all corporate action necessary to authorize the execution and delivery of the Transaction Documents.

C-3 The Guarantor’s execution and delivery of the Transaction Documents and consummation of the Transaction do not violate:

(i) any laws currently in effect in the State of Arizona that we examined in rendering the opinions expressed herein and that in our experience are typically applicable to agreements similar to the Transaction Documents and transactions similar to the Transaction; or

(ii) the Articles of Incorporation or the Bylaws.

C-4 No approval by, or filing with, any governmental authority of the State of Arizona is required in connection with the execution and delivery by the Guarantor of the Transaction Documents and consummation of the Transaction.

D. Qualifications; Exclusions

D-1 The opinions expressed herein are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement and other similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws

Belo Corp.

November 16, 2009

regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including, but not limited to, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

D-2 Except to the extent expressly noted to the contrary in this opinion letter, we express no opinion as to the effect, if any, that one or more of the following matters may have on the opinions expressed herein:

(a) federal securities laws and regulations administered by the Securities and Exchange Commission, state “blue sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

(b) federal and state laws and regulations dealing with (i) antitrust and unfair competition; (ii) filing and notice requirements (e.g., Hart-Scott-Rodino), other than requirements applicable to charter-related documents such as a certificate of merger; (iii) environmental matters; (iv) land use and subdivisions; (v) tax; (vi) patents, copyrights, trademarks and intellectual property; (vii) racketeering; (viii) health and safety; (ix) labor and employment; (x) national and local emergencies; (xi) possible judicial deference to acts of sovereign states; (xii) criminal and civil forfeiture; (xiii) statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); and (xiv) regulation of lenders or the conduct of the business of lenders and that may relate to the Transaction Documents or the Transaction;

(c) Federal Reserve Board margin regulations;

(d) compliance with fiduciary duty requirements;

(e) the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, cities, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level), and judicial decisions to the extent that they deal with any of the foregoing;

(f) fraudulent transfer and fraudulent conveyance laws;

(g) pension and employee benefit laws and regulations;

Belo Corp.

November 16, 2009

(h) the Guarantor’s title to or the condition of title of any property;

(i) the creation, attachment, perfection, priority or enforcement of liens or encumbrances or

(j) the Trustee’s compliance with any state or federal laws applicable to the Transaction because of the nature of its business.

For purposes of expressing the opinions herein, (a) we have examined the laws of the State of Arizona, (b) we have assumed that those laws govern the construction, interpretation and enforcement of the Transaction Documents, whether or not any of the Transaction Documents includes a choice-of-law provision stipulating the application of the laws of some other jurisdiction, and (c) our opinions are limited to such laws. We have not reviewed, nor are our opinions in any way predicated on an examination of, the laws of any other jurisdiction, and we expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

The opinions expressed herein (a) are limited to matters expressly stated herein, and no other opinions may be implied or inferred, and (b) are as of the date hereof (except as otherwise noted above). We disclaim any undertaking or obligation to update these opinions for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.

This opinion letter is rendered only to you and is solely for your benefit in connection with the Transaction. Except as noted herein, this opinion letter may not be used or relied on for any other purpose or by any other person without our prior written consent. You may refer to and produce a copy of this opinion letter in connection with the assertion of a defense as to which this opinion letter is relevant and necessary and in response to a court order.

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 16, 2009, and we further consent to the use of our name under the caption “Validity of the Notes” in the prospectus supplement forming a part of the Company’s Registration Statement on Form S-3 (Registration No. 333-162058) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on September 22, 2009 (the “Registration Statement”), based on our understandings that (a) we have not passed on the validity of the Transaction Documents other than to the limited extent set forth in paragraphs C-1 and C-2 above, and (b) we have not acted in connection with the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ PERKINS COIE BROWN & BAIN P.A.